UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2025

Clearside Biomedical, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37783	45-2437375
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 North Point Parkway Suite 200
Alpharetta, Georgia		30005
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (678) 270-3631

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CLSD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05 Costs Associated with Exit or Disposal Activities.

On July 17, 2025, Clearside Biomedical, Inc. (the “Company”) announced that it is exploring strategic alternatives to enhance shareholder value, and that in connection with such process and in order to extend the Company’s resources, the Company is implementing a plan pursuant to which all Clearside employees will have their employment with the Company terminated and will transition into consulting roles with the Company. The reduction in force is expected to be completed during the third quarter of 2025.

The Company estimates that it will incur charges of approximately $3.4 million for severance and other employee termination-related costs in the third quarter of 2025. The estimated charges that the Company expects to incur are subject to a number of assumptions, and actual results may differ materially from these estimates. The Company may also incur additional costs not currently contemplated due to events that may occur as a result of, or that are associated with, its workforce reduction.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the workforce reduction, each of George Lasezkay, the Company’s President and Chief Executive Officer, Charles A. Deignan, the Company’s Chief Financial Officer, and Victor Chong, the Company’s Chief Medical Officer plan to enter into a Separation Agreement with the Company (collectively, the “Separation Agreements”), pursuant to which each executive’s employment with the Company will cease effective as of July 18, 2025 (the “Separation Date”). Each Separation Agreement provides for severance benefits for each of Dr. Lasezkay, Mr. Deignan and Dr. Chong as follows: (a) an amount equal to 39 weeks, 31 weeks and 26 weeks, respectively, of their respective annual base salaries in effect as of the Separation Date, less applicable deductions, payable in a lump sum on the Company’s first regular payroll date following the effective date of the Separation Agreement, (b) payment of the cost of COBRA premiums to continue health insurance coverage for up to 9 months, 7 months and 6 months, respectively, (c) the opportunity to retain the Company-issued laptop computer provided to the executive during employment after the Separation Date, and (d) for Dr. Lasezkay, an extended period of up to 12 months from the end of the Consulting Period (as defined below) to exercise his stock options. The foregoing severance benefits are contingent upon the executive timely executing their Separation Agreement (including general release of claims set forth therein), allowing the Separation Agreement to become fully effective in accordance with its terms, and complying fully with their obligations to the Company.

In addition, each of Dr. Lasezkay, Mr. Deignan and Dr. Chong plan to enter into Consulting Agreements with the Company (collectively, the “Consulting Agreements”) with the Company, effective as of the Separation Date, pursuant to which they will perform consulting services for the Company consistent with their respective executive roles. Each Consulting Agreement has a term from July 18, 2025 until the earlier of (i) the closing of a Change in Control or Corporate Transaction (as defined in the Company’s 2016 Equity Incentive Plan); and (ii) December 31, 2025 (which date may be extended on a monthly basis by the Company in its sole discretion), unless earlier terminated by either party thereto (such period during which the Consulting Agreement is in effect, the “Consulting Period”). Each of Dr. Lasezkay, Mr. Deignan and Dr. Chong will receive hourly compensation and continued vesting of equity awards pursuant to the terms of his respective Consulting Agreement. In addition, in the event that any of Dr. Lasezkay, Mr. Deignan and Dr. Chong is continuing to provide services under his respective Consulting Agreement through the consummation of a Change in Control or Corporate Transaction (as defined in the Company’s 2016 Equity Incentive Plan) subject to specified terms, and provided that such executive has not been given an offer of employment with any acquirer in such Change in Control or Corporate Transaction on substantially similar terms as under such executive’s prior employment agreement with the Client, then any such executive will be eligible to receive (i) an additional payment equal to $0.9 million, $0.6 million and $0.7 million, respectively, and (ii) accelerated vesting of equity awards such that any then-unvested equity awards held by the executive shall be deemed vested and exercisable as of the consummation of the applicable Change in Control or Corporate Transaction.

Dr. Lasezkay will continue to serve as the Company’s principal executive officer and Mr. Deignan will continue to serve as the Company’s principal financial officer and principal accounting officer. Dr. Lasezkay will also continue to serve as director on the Company’s board of directors.

The foregoing description of the Separation Agreements and Consulting Agreements do not purport to be complete and are qualified by reference to the full text of each agreement, copies of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025.

Item 8.01 Other Events.

On July 17, 2025, the Company issued a press release announcing that it had commenced a process to explore and evaluate strategic alternatives to enhance shareholder value, a copy of which is filed as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Press Release dated July 17, 2025.
104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 17, 2025	CLEARSIDE BIOMEDICAL, INC.

	By:	/s/ Charles A. Deignan
	Name:	Charles A. Deignan
	Title:	Chief Financial Officer